EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
FOURTH QUARTER AND YEAR-END RESULTS
Annual Sales Up 8% and Earnings Up 21%;
108% Cash Increase After Significant Infrastructure Investments
Portland, Ore.—February 6, 2007 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the fourth quarter and year ended December 31, 2006.
For the fourth quarter of 2006, LaCrosse reported consolidated net sales of $31.7 million, up 7% from $29.8 million in the fourth quarter of 2005. As a result of the Company’s quarterly reporting calendar, the fourth quarter of 2006 included five fewer business days compared to the same period of 2005 or 8% fewer days. For the full year 2006, consolidated net sales were $107.8 million, up 8% from $99.4 million in 2005.
Net income was $2.2 million or $0.36 per diluted share in the fourth quarter of 2006, up 9% from $2.0 million or $0.33 per diluted share in the fourth quarter of 2005. For the full year 2006, net income was $6.3 million or $1.02 income per diluted share, up 21% from $5.2 million or $0.85 per diluted share in 2005. The results in 2006 include stock-based compensation expense of $0.1 million or $0.01 per diluted share for the fourth quarter, and $0.5 million or $0.05 per diluted share for the full year 2006.
Sales to the work market were $16.0 million for the fourth quarter and $54.7 million for the full year of 2006, up 3% from $15.5 million and up 8% from $50.4 million, respectively, for the same periods of 2005. The growth in work sales reflects continued penetration into uniform markets, including the fire boot segment. Sales to the outdoor market were $15.7 million for the fourth quarter and $53.1 million for the full year of 2005, up 10% from $14.2 million and up 9% from $48.9 million, respectively, for the same periods of 2005. Growth in the outdoor market primarily reflects the success of innovative products introduced in recent years and continued penetration into the hunting and rugged outdoor boot markets.
The Company’s gross margin was 39.6% of net sales for the fourth quarter of 2006, up from 36.6% in the same period of 2005, an increase of 300 basis points. The year-over-year gross margin improvement was the result of innovative products introduced in recent years with higher margins, a price increase in the fourth quarter, and fewer closeout sales.
LaCrosse’s total operating expenses were $9.2 million in the fourth quarter of 2006, up 22% from $7.5 million in the same period of 2005. The increase primarily reflects expansion of the Company’s product development, Asia sourcing, and sales teams, increased incentive compensation expense and stock-based compensation expense.
As a result of improved inventory management and increased demand, the Company reduced its inventory levels at December 31, 2006 by approximately $2.8 million or 11% from December 31, 2005. At the end of 2006, LaCrosse had cash and cash equivalents of $12.7 million, up 108% from $6.1 million at the end of 2005.
“We are pleased with our solid execution and financial performance for the fourth quarter and for the year,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear. “During 2006, our sales and earnings growth was driven by the success of our new products, as we continued to increase our brand equity and capture market share in work and outdoor markets that are quality and performance driven. We were particularly honored with the selection of our new boots by both the Calgary and Chicago fire departments, and by the United States Marine Corps. These exceptional organizations demand leading-edge technologies and materials to support men and women who risk their lives and deserve the best equipment available.”
“During the year, we extended the tradition of quality and innovation associated with our brands by introducing new lines of high-performance socks and specialized safety apparel. We also continued to strengthen our gross margins, inventory management and balance sheet, more than doubling our cash position. At the same time, we made significant investments in our new Portland distribution center, sales, sourcing, and product development organizations, and IT infrastructure in preparation for future growth.”
“Moving into 2007, the customer response to our extensive new lines of Danner and LaCrosse boots has been very encouraging. Our strategy continues to focus on target markets where our great products, innovative technology and outstanding customer service create opportunities for sustainable and profitable growth. We are very excited about the opportunities for growth in 2007 and beyond.”
LaCrosse will host a conference call today, February 6, 2007, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-8862 or +1 303-262-2138. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11078684). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear
LaCrosse Footwear is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to the fact that a significant portion of our manufacturing activities and a certain portion of our net sales occur outside the U.S., and, therefore, we are subject to the risks of international commerce, including: delays associated with the manufacture, transportation and delivery of foreign-sourced products; tariffs, import and export controls and other non-tariff barriers such as quotas and local content rules; increased transportation costs due to rising energy prices, more burdensome port security procedures, or other factors; delays in the transportation and delivery of goods due to increased security concerns; foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi), a risk for which we do not currently seek to mitigate through hedging transactions; restrictions on the transfer of funds; changing economic conditions; restrictions, due to privacy laws, on the handling and transfer of consumer and other personal information; changes in governmental policies and regulations; political unrest, terrorism or war, any of which can interrupt commerce; expropriation and nationalization; difficulties in managing foreign operations effectively and efficiently from the U.S.; difficulties in understanding and complying with local laws, regulations and customs in foreign jurisdictions; limited capital of foreign distributors and the possibility that such distributors may terminate their operations or their relationships with us; and concentration of credit risk, currency, and political risks associated with international distributors. International distributors represented 5% of our net sales in 2006. Other risks and uncertainties include, but are not limited to: if we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business; the continued consolidation of retailers, and the leveraged growth in the overall number of stores, increases and concentrates our credit risk; our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales; a decline in consumer spending due to unfavorable economic conditions could hinder our product revenues and earnings; because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships; failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation; labor disruptions or disruptions due to natural disasters or casualty losses at one of our two distribution facilities or our domestic manufacturing facility could have a material adverse effect on our operations; our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers; we face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed; and changes in the price or availability of raw materials could disrupt our operations and adversely affect our financial results. You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as may be updated or amended in our 2006 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Net sales	$31,735	$29,739	$107,798	$99,378

Cost of goods sold	19,176	18,844	65,502	63,032

Gross profit	12,559	10,895	42,296	36,346

Operating expenses	9,217	7,543	33,462	27,737

Operating income	3,342	3,352	8,834	8,609

Non-operating income (expense), net	(27)	(68)	88	(311)

Income before income taxes	3,315	3,284	8,922	8,298

Income tax expense	1,090	1,239	2,578	3,064

Net income	$2,225	$2,045	$6,344	$5,234

Net income per common share, basic	$0.37	$0.34	$1.05	$0.88
Net income per common share, diluted	$0.36	$0.33	$1.02	$0.85

Weighted average number of common shares outstanding:
Basic	6,037	5,984	6,022	5,954
Diluted	6,240	6,172	6,213	6,166

Supplemental Information
Work Market Sales	$16,013	$15,501	$54,660	$50,436
Outdoor Market Sales	15,722	14,238	53,138	48,942

	$31,735	$29,739	$107,798	$99,378

LaCrosse Footwear, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2006	2005

ASSETS:
Cash and cash equivalents	$12,702	$6,113
Accounts receivable, net	19,912	16,684
Inventories, net	22,038	24,865
Prepaid expenses and other assets	2,210	2,306

Total current assets	56,862	49,968

Property and equipment, net	5,442	3,047
Goodwill and other assets	11,229	11,568

Total assets	$73,533	$64,583

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable and accrued expenses	10,185	8,923
Long-term debt	506	—
Other long-term liabilities	5,498	5,183
Total shareholders’ equity	57,344	50,477

Total liabilities and shareholders’ equity	$73,533	$64,583

END OF FILING